Exhibit 99.1

Aventine Renewable Energy Holdings, Inc. Announces Pricing
of Senior Unsecured Notes

PEKIN, IL., (March 21, 2007) — Aventine Renewable Energy Holdings, Inc. announced today that it has priced its previously announced offering of $300 million aggregate principal amount of senior unsecured notes due 2017.  The interest rate on the notes has been set at 10.0%.  The offering is expected to be completed this month.

The net proceeds of the offering will be used to fund a portion of the Company’s capacity expansion plans.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States only to non-U.S. persons under Regulation S of the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.